UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2008
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LANDAMERICA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-13990 (Commission File Number)	54-1589611 (I.R.S. Employer Identification No.)

5600 Cox Road Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code:  (804) 267-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 Retirement of Jeffrey C.  Selby

The Company previously announced that Jeffrey C. Selby, our President – Commercial Services and an Executive Vice President of our subsidiaries Commonwealth Land Title Insurance Company, Transnation Title Insurance Company and Lawyers Title Insurance Corporation, gave us notice of his decision to retire from these positions effective April 1, 2008. In anticipation of Mr. Selby’s retirement from the Company, the Company entered into a Consulting Agreement with Jeffrey C. Selby on March 24, 2008 with an effective date of April 2, 2008 through the end of 2008.  Under the arrangement, Mr. Selby will serve as an advisor to the Chairman and Chief Executive Officer on various matters relating to the Company’s business.  He will be paid at a rate of $375 per hour and will provide services to the Company for a minimum fifty hours per month.  In addition, prior to his termination, Mr. Selby will receive a payment of $78,795 on March 31, 2008 in consideration of his performance during the first quarter of 2008.  The full text of the Consulting Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02. He will also receive a subsequent payment in March 2009 in consideration of his performance during the first quarter of 2008 guaranteed to be at least $154,039, conditioned on Mr. Selby’s refraining from working for any competitor of the Company engaged in the business of real estate transaction services.  Otherwise, Mr. Selby will continue to receive through his employment termination date the same salary payments and other employee benefits which he currently receives or to which he is otherwise entitled, in accordance with the terms of the applicable benefit plan, agreement or program.

ITEM 9.01.                                FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibit. The following exhibit is furnished pursuant to Item 5.02 above.

Exhibit No.	Description
10.1	Consulting Agreement with Jeffrey C. Selby effective April 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAMERICA FINANCIAL GROUP, INC.
(Registrant)

Date: March 27, 2008	By:	/s/ Michelle H. Gluck
Michelle H. Gluck
Executive Vice President & Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement with Jeffrey C. Selby effective April 2, 2008